Exhibit 10.18

May 3, 2010

Fredric Walder

Dear Fred:

I am pleased to offer you a position with Fluidigm Corporation (the “Company”) as Chief Business Officer, reporting to me. Other terms of employment include:

Start Date:  On or before Monday, May 17, 2010

Compensation:

You will receive a salary of $12,083.33 per pay period. We are on a semi-monthly pay schedule. This equates to a base compensation of $290,000.00 on an annual basis, less deductions as required by law, which will be paid in accordance with the Company’s normal payroll procedures. This is a regular position and we envision that the work requirements will be approximately twenty-four (24) hours a week which equates to being paid 60% of your salary until July 1, 2010 when you will begin to work forty (40) hours a week.

Executive Bonus Plan:

You will be eligible to participate in the Company’s executive annual bonus program which is based on achievement of targets or performance criteria as may be specified by the Board. The terms and conditions of the executive annual program may be amended or varied from time to time at the sole discretion of the Board. The projected annual bonus for 2010 is estimated to be a maximum of 35% of the employee’s annual base salary, subject to all applicable federal and state taxes, payable on Q1 of 2011 and pro-rated on a monthly basis, if less than 12 months’ service as of December 31, 2010. The primary principle for payout of variable cash bonus is “pay for performance.” Bonuses for executives will be 35% at 100% of plan, payable as follows:

•	80% of bonus is for meeting corporate goals.

•	20% of bonus is for meeting departmental goals.

•	The bonus will begin to be paid at meeting 80% of plan.

Stock Options:

Subject to approval by our Board of Directors (or a committee authorized by the Board), the Company will grant you an option to purchase up to 200,000 shares of Common Stock of the grant of stock options. l/4th of said options will vest and become exercisable one year after the commencement of your employment with the Company and an additional l/48th of said options will vest and become exercisable at the end of each month after said one year period. These options will be subject to the terms of the Company’s 2009 Equity Incentive Plan.

Relocation;

In order to accommodate your activities associated with your move to the Bay Area, the Company is providing you with a relocation benefit package, as detailed in the attached Company Relocation Guideline. You are eligible, as outlined in the attached, to receive the specific benefits up to $105,000.00. As specifically modified for you, the closing cost benefit with respect to a home purchase must be used within one (1) year from the date of your hire.

Fredric Walder

May 3, 2010

If you use this benefit but leave before you complete one (1) full year of employment, then for each month prior to one year, you will be obligated to repay that pro-rata amount. For example, if you use this benefit after six (6) months of employment and leave the Company after nine (9) months, you will be obligated to repay 25% (3 months early divided by 12). Please contact Human Resources regarding any specific questions you may have pertaining to this benefit.

Benefits:

You are eligible to receive the Company’s standard benefits package which includes medical, dental, vision, life and disability insurance benefits. Benefits will be effective the first day of the month following your date of hire or upon a qualifying event. Additional benefits, as the Company may make generally available to its employees from time to time, will be made available to you. You will be entitled to three (3) weeks paid vacation each year and such paid holidays as the Company gives to its employees generally.

Confidentiality and Company Policies:

It is important to protect our confidential information and proprietary material. Therefore, as a condition of employment you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Change of Control:

Your employment contract contains certain change of control and termination without cause provisions, summarized below:

•	Termination “Without Cause” prior to a change of control results in: (i) 6 months severance paid as salary continuation, plus (ii) up to 6 months of reimbursement for COBRA expenses.

•	Termination “Without Cause” after 12 months following a change of control results in: (i) 6 months severance paid as salary continuation, plus (ii) up to 3 months of reimbursement for COBRA expenses.

•

Termination “Without Cause” or for “Good Reason” within 12 months following a change of control results in; (i) 6 months severance paid in lump sum, plus (ii) acceleration of all unvested options and restricted stock, and (iii) up to 6 months of reimbursement for COBRA expenses.

•

If benefits are subject to 280G parachute payment excise taxes, then the executive will receive the “best of” (i) the benefits delivered in full and subject to the excise tax, or (ii) reduced benefits such that no excise tax is applied.

•

In the case of (i) death, (ii) disability, (iii) termination for cause, or (iv) termination that is voluntary and is not for Good Reason within 12 months of a change of control, then the executive gets no severance, and only salary and other employee benefits that are owing and due through date of termination of employment.

Notwithstanding the above, the final language and provisions of change of control clauses of your employment contract are subject to Board approval.

Reference checks:  This offer is contingent upon successfully passing your reference checks.

Employment Authorization:

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship may be terminated.

Fredric Walder

May 3, 2010

Other:

You should be aware that your employment with the Company is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. In addition, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time to adjust to the changing needs of our dynamic Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

This offer expires on Friday, May 14, 2010, unless you accept prior to this date. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it in the envelope provided to Romeo Malabanan, Talent Acquisition & HR Associate, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080. A copy is provided for your records.

This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Fred, we look forward to you joining our Company.

Sincerely,

/s/ Gajus V. Worthington
Gajus V. Worthington
President and CEO
Fluidigm Corporation

ACCEPTED AND AGREED TO:

/s/ Fredric Walder	14 May 2010
Fredric Walder	Date

Enclosures:
Personal information Worksheet	Benefits Election Form
I-9 Form	Benefits Summary
W-4 Form	Relocation Guideline
Direct Deposit	Promissory Note
In-Q Tel Security Questionnaire
Confidentiality Agreement